Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings for the Fiscal First Quarter 2009

Greenwood Village, Colo. — (BUSINESS WIRE) — May 21, 2009 —Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 16 weeks ended April 19, 2009.

Financial and Operational Highlights

Highlights for the 16 weeks ended April 19, 2009, compared to the 16 weeks ended April 20, 2008, are as follows:

•	Total revenues increased 6.0% to $270.8 million.
•	Restaurant revenue increased 6.3% to $266.6 million.
•	Company-owned comparable restaurant sales decreased 8.1%.
•	Restaurant-level operating profit decreased 1.7% to $47.1 million.
•

GAAP diluted earnings per share were $0.25, which included $0.19 per diluted share in compensation expense related to the Company’s tender offer for certain stock options, and $0.03 per diluted share in costs related to the closing of four company-owned restaurants, vs. $0.43 in the fiscal first quarter a year ago.

•	A total of nine new Red Robin® restaurants, seven company-owned and two franchised locations, were opened during the fiscal first quarter 2009.

As of the end of the fiscal first quarter of 2009, there were 298 company-owned and 130 franchised Red Robin® restaurants.

“While the macroeconomic environment remains challenging, our restaurant teams are focused on driving traffic and strengthening our business by offering our Guests the service, quality and value they expect from Red Robin, while we invest in our people, streamline our operations and manage our controllable costs,” said Dennis Mullen, chairman and chief executive officer.  “We are confident that our strategy will not only enable us to weather the current downturn but will also position us well as the economy improves.  We will continue to strengthen our balance sheet with reduced new restaurant development in 2009, and thus we expect to generate significant free cash flow, the majority of which will be used to further reduce our debt levels.”

Fiscal First Quarter 2009 Results

Comparable restaurant sales comparisons were difficult in the fiscal first quarter of 2009, as the Company overlapped its most successful quarter of 2008, in which it began its 2008 national cable advertising on February 4th of last year, while there was no national cable advertising in the fiscal first quarter of 2009.

Comparable restaurant sales decreased 8.1% for company-owned restaurants in the fiscal first quarter of 2009 compared to the fiscal first quarter of 2008, driven by a 10.2% decline in guest counts partially offset by a 2.1% increase in the average guest check.  Average weekly comparable sales for company-owned restaurants were $58,079 from the 244 comparable restaurants in the fiscal first quarter of 2009, compared to $64,543 for the 200 comparable restaurants in the fiscal first quarter of 2008.  Average weekly sales for the 41 non-comparable company-owned restaurants were $55,245 in the fiscal first quarter of 2009, compared to $55,165 for the 42 non-comparable restaurants in the fiscal first quarter a year ago.  For all

Company-owned restaurants, average weekly sales were $57,352 from 4,768 operating weeks in the first quarter of 2009 compared to $62,945 from 4,075 operating weeks, in the fiscal first quarter of 2008.

Early in the second quarter of 2008, the Company acquired 15 existing Red Robin franchised restaurants from three franchisees (the “2008 Acquired Restaurants”).  Average weekly sales for these 15 restaurants were $52,555 in the fiscal first quarter of 2009.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 6.0% to $270.8 million in the fiscal first quarter of 2009, versus $255.6 million last year.  Franchise royalties and fees decreased 10.4% to $4.2 million in the fiscal first quarter of 2009 compared to $4.6 million in the same period a year ago.  Franchise royalties and fees in the fiscal first quarter of 2008 included $517,000 of royalties attributed to the 2008 Acquired Restaurants.

For the fiscal first quarter of 2009, the Company’s franchise system reported a decrease in total U.S. franchise restaurant sales of 10.2% to $95.0 million, compared to $105.9 million in the prior year period, due primarily to $13.3 million of fiscal first quarter 2008 revenue from the 2008 Acquired Restaurants.  Comparable sales in the fiscal first quarter of 2009 for franchise restaurants in the U.S. decreased 7.2% and for franchise restaurants in Canada increased 0.8% compared to the fiscal first quarter of 2008.  Average weekly comparable sales for the U.S. franchised restaurants were $52,919 from the 98 comparable restaurants in the fiscal first quarter of 2009, compared to $56,809 for the 94 comparable restaurants in the fiscal first quarter of 2008.  Average weekly sales in the fiscal first quarter of 2009 for the Company’s 18 comparable franchise restaurants in Canada were C$51,058 versus C$50,662 in the same period last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margins at company-owned restaurants were 17.7% in the fiscal first quarter of 2009 compared to 19.1% in the fiscal first quarter of 2008.  Fiscal first quarter 2009 restaurant-level operating profit margins were negatively impacted by approximately 0.8% of higher food and beverage costs, a 0.7% increase in labor costs, including 0.3% related to the tender offer for stock options, and a 0.7% increase in occupancy costs, partially offset by 0.8% lower operating costs, largely driven by lower year-over-year contributions to the Company’s national advertising fund, which were 0.25% of restaurant revenue in the fiscal first quarter of 2009 versus 1.5% of revenue in 2008.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $20.2 million, or 7.4% of revenue in the fiscal first quarter of 2009, compared to $22.5 million, or 8.8% of revenue, in the fiscal first quarter of 2008.

During the fiscal first quarter of 2009, the Company completed the previously announced cash tender offer for certain stock options.  As a result of the tender offer, the Company incurred a one-time non-cash pretax charge of approximately $4.0 million, or $0.19 per diluted share.  Approximately $3.1 million of this charge in the fiscal first quarter of 2009 was attributed to the Company’s non-restaurant employees’ tendered options and approximately $886,000 was attributed to restaurant employees’ tendered options. The gross cash proceeds paid for the tendered options were $3.5 million.

As previously announced, the Company closed four restaurants during the first quarter of 2009. This decision was the result of an initiative to identify those restaurants that were in declining trade areas, performing below acceptable profitability levels and/or required significant capital expenditures. The locations selected for closure represented older restaurants whose leases were not extended, or were in need of significant capital improvements that were not projected to provide acceptable returns in the foreseeable future.  The Company recognized a charge of approximately $586,000, or $0.03 per diluted share, during the fiscal first quarter of 2009 related to lease termination costs based on estimated remaining lease obligations, net of estimated sublease income, and other closing related costs.

Interest expense was $2.1 million in the fiscal first quarter of 2009, compared to $2.3 million in the fiscal first quarter of 2008.

Net income for the fiscal first quarter of 2009 was $3.8 million or $0.25 per diluted share.  The fiscal first quarter 2009 net income includes $0.19 per diluted share related to the one time charge associated with the acceleration of vesting for options tendered, and $0.03 related to the previously announced closure of four restaurants in the quarter.  Excluding these one time charges, diluted earnings per share were $0.47, an increase of 9.3% compared to $0.43 per diluted share in the fiscal first quarter of 2008.

Schedule II of this earnings release reconciles the impact on the net income and diluted earnings per share as reported on a GAAP basis in the fiscal first quarters of 2009 and 2008 to adjusted amounts excluding the impact from the tender offer and restaurant closures.

Balance Sheet and Liquidity

On April 19, 2009, the Company held $8.6 million in cash and equivalents and had total outstanding debt of $218.9 million, including $130.2 million in borrowings under the $150 million term loan, and $82.0 million of borrowing, as well as $4.4 million of letters of credit outstanding under the $150 million revolving credit facility.  As of May 17, 2009, the Company’s total outstanding debt balance was $212.8.

The Company is subject to a number of customary covenants under the various credit agreements, including limitations on additional borrowings, acquisitions, dividend payments, and requirements to maintain certain financial ratios.  As of April 19, 2009, the Company was in compliance with all debt covenants and expects to remain in compliance throughout fiscal year 2009.

Based on the Company’s development plans and other infrastructure and maintenance capital expenditures, the Company expects fiscal year 2009 capital expenditures to be approximately $45 million, which the Company will fund out of operating cash flow. The Company will make scheduled payments of $15 million required by the term loan portion of its existing credit facility from free cash flow after capital expenditures in fiscal year 2009 and expects to use the remaining free cash flow to make payments on the Company’s revolving credit facility and may make opportunistic purchases of its common stock.

Outlook

For the fiscal second quarter of 2009, which is a twelve week quarter, the Company expects to open six new company-owned restaurants with the franchisees opening one new franchised restaurants.  Three company-owned restaurants and one new franchised restaurant have already opened during the fiscal second quarter of 2009 and three company-owned restaurants and one franchised restaurant are currently under construction.  In fiscal 2009, the Company plans to open 14 to 15 new company-owned restaurants, while franchisees are expected to open five to six new restaurants.

The Company continues to expect that traffic will remain negative in fiscal year 2009. In addition to the general macroeconomic pressures, the extent of the traffic declines may also be influenced by prior-year marketing activities, which create more difficult comparisons during certain periods. The Company also expects certain costs, such as minimum wage increases and select commodity cost increases, to continue to put pressure on restaurant-level profitability. Based on these factors, the Company anticipates that without any menu price increases, restaurant-level operating margins could decline by 50 to 80 basis points during fiscal year 2009, even after considering the benefit from reduced national advertising contributions and other cost reduction activities. For every 10 basis point change in restaurant level operating profit during fiscal year 2009, diluted earnings per share are estimated to be impacted by approximately $0.04.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal first quarter 2009 results today at 5:00 p.m. ET. The conference call number is (888) 656-7437.  To access the webcast, please visit www.redrobin.com and select the “Investors” link from the menu. The quarterly financial information that we intend to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com following the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a kid- and family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 425 Red Robin® restaurants located across the United States and Canada, including corporate-owned locations and those operating under franchise agreements.

Forward-Looking Statements:

Certain information and statements contained in this press release, including those under the heading “Outlook,” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “assumptions,” “believes,” “continue,” “expects,” “anticipates,” “guidance,” “plan,” “potential,” “projected,” “will” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the downturn in general economic conditions including severe volatility in financial markets and decreasing consumer confidence, resulting in changes in consumer preferences, or consumer discretionary spending;  potential fluctuation in our quarterly operating results due to economic conditions, seasonality and other factors; potential negative impact of the fluctuation of our stock price on our results and financial position; changes in availability of capital or credit facility borrowings to us and to our franchisees; the adequacy of cash flows generated by our business to fund operations and growth opportunities; our ability to achieve and manage our planned expansion, including both in new markets and existing markets; changes in the cost and availability of building materials and restaurant supplies; the concentration of our restaurants in the Western United States and the associated disproportionate impact of macroeconomic factors; changes in the availability and costs of food; changes in labor and energy costs and changes in the ability of our vendors to meet our supply requirements; labor shortages, particularly in new markets; the effectiveness of our initiative to normalize new restaurant operations; lack of awareness of our brand in new markets; the effectiveness of our advertising strategy; higher percentage of operating weeks from non-comparable restaurants; concentration of less mature restaurants in the comparable restaurant base which impacts profitability; our ability to successfully integrate the acquired franchise restaurants; the ability of our franchisees to open and manage new restaurants; the effect of increased competition in the casual dining market and discounting by competitors; health concerns about our food products and food preparation; our ability to protect our intellectual property and  proprietary information; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; our franchisees’ adherence to our practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200

RESTAURANT UNIT DATA

The following table details restaurant unit data for company-owned and franchise locations for the periods indicated.

	Sixteen Weeks Ended
	April 19,	April 20,
	2009	2008
Company-owned:
Beginning of period	294	249
Opened during period	7	9
Acquired during period	1	—
Closed during period	(4)	—
End of period	298	258

Franchised:
Beginning of period	129	135
Opened during period	2	1
Closed or sold during period	(1)	(1)
End of period	130	135

Total number of Red Robin® restaurants	428	393

On December 31, 2008, the Company acquired a restaurant that was managed by the Company under a management agreement with a franchisee since May 2008.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	April 19,	December 28,
	2009	2008
Assets:
Current Assets:
Cash and cash equivalents	$8,607	$11,158
Accounts receivable, net	6,988	5,611
Inventories	13,647	13,123
Prepaid expenses and other current assets	5,825	9,032
Income tax receivable	4,009	6,208
Deferred tax asset	3,771	3,366
Restricted current assets—marketing funds	1,153	1,590
Total current assets	44,000	50,088
Property and equipment, net	443,545	442,012
Goodwill	61,769	60,982
Intangible assets, net	51,250	51,990
Other assets, net	4,368	4,665
Total assets	$604,932	$609,737

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$9,461	$11,966
Construction related payables	7,030	9,747
Accrued payroll and payroll related liabilities	26,829	25,489
Unredeemed gift certificates	8,619	11,997
Accrued liabilities	19,963	20,385
Accrued liabilities—marketing funds	1,153	1,590
Current portion of term loan notes payable	16,865	10,313
Current portion of long-term debt and capital lease obligations	608	696
Total current liabilities	90,528	92,183
Deferred rent	28,555	26,790
Long-term portion of term loan notes payable	113,324	122,687
Other long-term debt and capital lease obligations	88,056	88,876
Other non-current liabilities	10,220	10,293
Total liabilities	330,683	340,829
Commitments and contingencies

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 17,018,503 and 16,954,205 shares issued; 15,526,223 and 15,461,925 shares outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 1,492,280 shares, at cost	(50,125)	(50,125)
Paid-in capital	167,386	165,932
Accumulated other comprehensive loss, net of tax	(1,580)	(1,622)
Retained earnings	158,551	154,706
Total stockholders’ equity	274,249	268,908
Total liabilities and stockholders’ equity	$604,932	$609,737

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(In thousands, except share amounts)

(Unaudited)

	Sixteen Weeks Ended
	April 19, 2009	April 20, 2008

Revenues:
Restaurant revenue	$266,595	$250,902
Franchise and royalty fees	4,152	4,634
Rent revenue	66	57
Total revenues	270,813	255,593

Costs and expenses:
Restaurant operating costs:
Cost of sales	65,283	59,348
Labor	91,385	85,139
Operating	43,018	42,506
Occupancy	18,908	16,002
Tender offer stock-based compensation - restaurants	886	—
Depreciation and amortization	17,637	14,849
General and administrative	20,170	22,475
Pre-opening costs	2,550	2,563
Tender offer stock-based compensation - corporate	3,116	—
Restaurant closure costs	586	—
Total costs and expenses	263,539	242,882

Income from operations	7,274	12,711
Other expense:
Interest expense, net	2,114	2,296
Other	10	13
Total other expenses	2,124	2,309

Income before income taxes	5,150	10,402
Provision for income taxes	1,305	3,149
Net income	$3,845	$7,253
Earnings per share:
Basic	$0.25	$0.43
Diluted	$0.25	$0.43
Weighted average shares outstanding:
Basic	15,356	16,736
Diluted	15,432	16,946

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Sixteen Weeks Ended
	April 19, 2009	April 20, 2008
Cash Flows From Operating Activities:
Net income	$3,845	$7,253
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,637	14,849
Stock-based compensation expense	4,713	1,828
Restaurant closure costs	586	—
Other, net	(292)	82
Changes in operating assets and liabilities	(701)	3,884
Cash provided by operating activities	25,788	27,896

Cash Flows From Investing Activities:
Changes in marketing fund restricted cash	—	26
Acquisition of franchise restaurants, net of cash acquired of $0 and $21, respectively	(1,247)	(1,097)
Purchases of property and equipment	(20,906)	(23,627)
Cash used in investing activities	(22,153)	(24,698)

Cash Flows From Financing Activities:
Borrowings of long-term debt	54,000	15,000
Payments of long-term debt	(56,919)	(14,812)
Payment for tender offer for stock options	(3,498)	—
Proceeds from exercise of stock options and employee stock purchase plan	338	773
Excess tax benefit related to exercise of stock options	54	128
Payments of other debt and capital lease obligations	(161)	(173)
Cash provided (used) by financing activities	(6,186)	916

Net change in cash and cash equivalents	(2,551)	4,114
Cash and cash equivalents, beginning of period	11,158	12,914
Cash and cash equivalents, end of period	$8,607	$17,028

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$198	$90
Interest paid, net of amounts capitalized	1,832	2,273

Supplemental Disclosure of Non-Cash Items:
Capital lease obligations incurred for equipment purchases	—	156
Unrealized gain (loss) on cash flow hedge, net of tax	(1,580)	684

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs in the event closure or impairment charges are incurred. It does not include general and administrative costs, depreciation and amortization, pre-opening costs and costs associated with the tender offer of stock options attributed to non-restaurant employees. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the sixteen weeks ended April 19, 2009 and April 20, 2008, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Sixteen Weeks Ended
	April 19, 2009		April 20, 2008

Restaurant revenues	$266,595	98.4%	$250,902	98.2%
Restaurant operating costs:
Cost of sales	65,283	24.5	59,348	23.7
Labor.	91,385	34.3	85,139	33.9
Operating	43,018	16.1	42,506	16.9
Occupancy	18,908	7.1	16,002	6.4
Tender offer stock-based compensation expense	886	0.3	—	—
Restaurant-level operating profit	47,115	17.7	47,907	19.1

Add – other revenues	4,218	1.6	4,691	1.8
Deduct – other operating:
Depreciation and amortization	17,637	6.5	14,849	5.8
General and administrative	20,170	7.4	22,475	8.8
Pre-opening costs	2,550	0.9	2,563	1.0
Tender offer stock-based compensation	3,116	1.2	—	—
Restaurant closure costs	586	0.2	—	—
Total other operating	44,059	16.2	39,887	15.6

Income from operations	7,274	2.7	12,711	5.0

Total other expenses, net	2,124	0.8	2,309	0.9
Provision for income taxes	1,305	0.5	3,149	1.2
Total other	3,429	1.3	5,458	2.1

Net income	$3,845	1.4%	$7,253	2.9%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

Schedule II

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the sixteen week periods ended April 19, 2009 and April 20, 2008, year-over-year change in net income and diluted net income per share, for the tender offer for certain stock options and costs associated with the closure of four restaurants during sixteen weeks ended April 19, 2009.  The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	Sixteen Weeks Ended				Year Over Year
	April 19, 2009		April 20, 2008		Percentage Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$3,845	$0.25	$7,253	$0.43	(47.0)%	(41.9)%
After-tax impact of:
Tender offer	2,989	0.19	—	—
Restaurant closure costs	438	0.03	—	—
Adjusted	$7,272	$0.47	$7,253	$0.43	0.3%	9.3%